Exhbit 99.1

TEKNI-PLEX, INC. AND KEY STAKEHOLDERS REACH BINDING AGREEMENT ON RESTRUCTURING TERM SHEET

SOMERVILLE, NJ, April 11, 2008 – Tekni-Plex, Inc. announced today that it has entered into a restructuring agreement with (i) entities that have represented that they hold more than 91% of the Company’s 12.75% Senior Subordinated Notes Due 2010 (the “Subordinated Notes”) and more than 67% of the Company’s 8.75% Senior Secured Notes due 2013 (the “Second Lien Notes”), (ii) holders of a majority of the Company’s preferred stock, (iii) holders of 100% of its common stock and (iv) Dr. F. Patrick Smith, Chairman, Chief Executive Officer and President of Tekni-Plex.  The agreement memorializes the restructuring terms that were agreed to in principle by certain stakeholders on March 27, 2008.

The restructuring agreement obligates each party to take all actions reasonably necessary to negotiate, document and consummate the restructuring on the agreed-upon terms and conditions, which include the following:

•
All general unsecured creditors of Tekni-Plex, including trade creditors, will be unaffected by the restructuring, and the Company intends to honor its obligations to those creditors in the ordinary course of business.

•	The Company will continue to honor its obligations under its $110 million credit facility, its 10.875% Senior Secured Notes due 2012 and its Second Lien Notes.

•	The Company’s existing common stock will be cancelled, redeemed or purchased, and each holder will receive its pro rata share of a cash distribution of $250,000.

•	The Company’s preferred stock will be exchanged or redeemed for three tranches of warrants to purchase 12.5% of the Company at various exercise prices.

•
Holders of at least 95% of the Subordinated Notes will exchange their notes for 100% of the common stock of Tekni-Plex, subject to dilution by a management incentive plan and the exercise of the warrants.

•
The obligations of the parties to consummate the restructuring is subject to certain conditions, such as (a) obtaining consent to the restructuring from holders of not less than (i) 99.5% of the preferred stock, (ii) 100% of the common stock, (iii) 85% of the indirect interests in the common stock (based on unit holdings of the limited liability companies that hold the common stock) and (iv) 95% of the Subordinated Notes, (b) definitive documentation must be reasonably satisfactory to the parties and (c) consummation of the restructuring must occur on or before May 13, 2008.

Tekni-Plex intends to implement the restructuring by May 13, 2008, at which point, if the transactions are satisfactory to each of the lenders under the Company’s revolving credit facility, the maximum availability under the credit facility will be increased from $95 million to $110 million.

There can be no assurance that the parties will be able to consummate the restructuring as contemplated by their agreement.

Dr. F. Patrick Smith said: “The execution of this agreement represents a significant step towards the consummation of the Company’s restructuring, which will significantly deleverage our balance sheet and put the company in a strong financial position to operate and grow its businesses, many of which are leaders in the markets they serve.  I once again applaud the efforts of those stakeholders who have demonstrated confidence in Tekni-Plex and have continued to work tirelessly towards the consummation of the restructuring.  We fully intend to continue to meet our obligations to our customers and suppliers, and we appreciate their ongoing support.”

The restructuring will constitute a “Change in Control” under the Indenture governing the Company’s 10.875% Senor Secured Notes due 2012 (the “First Lien Notes”), which will require that the Company (or a third party) make, after consummation of the restructuring, an offer to repurchase the First Lien Notes at a price of 101% plus accrued interest.  The restructuring agreement provides that if the restructuring is consummated, certain holders of Subordinated Notes will provide a take-out facility/tender process to replace, redeem or repurchase, as necessary, any First Lien Notes that are tendered in connection with the occurrence of the Change in Control.  The restructuring will not constitute a Change of Control under the Indenture governing the Second Lien Notes or the Indenture governing the Subordinated Notes as a result of amendments and waivers thereto (as described in the Company’s Form 8-K filed on February 21, 2008).

About Tekni-Plex, Inc.

Tekni-Plex is a global, diversified manufacturer of packaging, packaging products and materials, as well as tubing products. The Company primarily serves the food, healthcare and consumer markets. It has built leadership positions in its core markets, and focuses on vertically integrated production of highly specialized products.  Tekni-Plex has operations in the United States, Europe, China, Argentina and Canada.

The Company’s operations are aligned under two business segments: Packaging and Tubing Products. Representative product lines in the Packaging segment include foam egg cartons; pharmaceutical blister films; poultry and meat processor trays; closure liners; aerosol and pump packaging components; and foam plates. Representative product lines in the Tubing Products segment include garden and irrigation hose; medical tubing; and aeration hose. The Company also manufactures other products that do not fit in either of these segments, including recycled PET, vinyl compounds and specialty resins.

This press release includes statements that may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Actual results may differ materially from these expectations due to the Company's ongoing discussions with its lenders and investors, the outcome of which cannot be accurately predicted.  Other factors that would cause or contribute to such differences include, but are not limited to: price volatility and availability of raw materials and the Company’s ability to correspondingly increase its prices, competitive factors, risks related to foreign investments and operations, seasonality, changes in environmental and safety laws and regulations and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, Tekni-Plex undertakes no obligation to update these statements for revisions or changes after the date of this release.

# # #

Contact:

Media Inquiries Only:

Kekst and Company
Michael Freitag
(212) 521-4800